Filed Pursuant to Rule 424(b)(5)

Registration No. 333-231555-01

PROSPECTUS SUPPLEMENT

To Prospectus dated May 17, 2019

Idaho Power Company

First Mortgage Bonds,

Secured Medium-Term Notes, Series K

This prospectus supplement may be used to offer and sell the notes only if accompanied by the accompanying prospectus.

Idaho Power Company may use this prospectus supplement to offer from time to time its first mortgage bonds, secured medium-term notes, series K.

Terms of Sale

The following terms may apply to the notes which we may sell at one or more times. We will include final terms for each note you purchase in a pricing supplement.

•	Mature 1 year or more from date of issue

•	Fixed interest rate

•	Interest payable on March 1 and September 1

•	Held in book-entry form by The Depository Trust Company

•	Settlement in immediately available funds

•	May be subject to mandatory redemption or redemption at our option

•	Minimum denominations of $1,000 increased in multiples of $1,000

Investing in our securities involves risks. Please see “Risk Factors” on page S-1 of this prospectus supplement, as well as the risk factors that we have disclosed in our public filings under the Securities Exchange Act of 1934, as amended, before purchasing the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell the notes directly or indirectly through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specified number or amount of notes. The agents will use their reasonable best efforts to sell the notes offered.

BofA Securities

BNY Mellon Capital Markets, LLC

J.P. Morgan

KeyBanc Capital Markets

MUFG

US Bancorp

Wells Fargo Securities

Prospectus Supplement dated March 31, 2020

We take responsibility only for the information contained in this prospectus supplement and the accompanying prospectus and any pricing supplement, including the information that we incorporate by reference, and any free writing prospectus that we prepare and distribute. We have not, and the agents have not, authorized any other person to provide you with any other information, and we and the agents take no responsibility for any other information that others may give you. The information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any applicable pricing supplement is accurate only as of its respective date, regardless of the time of delivery of such document or any sale of the securities offered hereunder. We are not making an offer of these notes in any state where the offer is not permitted.

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RISK FACTORS

Investing in the notes involves risks. In addition to the risk factors described below, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 (which description is incorporated by reference herein), as well as the other information contained or incorporated by reference to the prospectus before making a decision to invest in our debt securities. Our business is influenced by many factors that are difficult to predict, that are often beyond our control and that involve uncertainties that may materially affect our actual operating results, cash flows and financial condition.

The recent COVID-19 coronavirus outbreak could adversely affect our business functions, financial condition and results of operations. The recent COVID-19 coronavirus outbreak has resulted in widespread impacts on the global economy and on our employees, customers, contractors, and suppliers. There is considerable uncertainty regarding the extent to which the coronavirus will spread and the extent and duration of measures to try to contain the virus, such as travel bans and restrictions, quarantines, shelter-in-place orders (including those in effect in our service area in the states of Idaho and Oregon), and business and government shutdowns. Restrictions of this nature may cause us or our contractors to miss milestones on construction projects and experience operational delays, delay the delivery of electrical infrastructure and other supplies that we source from around the globe, delay the connection of electric service to new customers, prolong the time period necessary to perform maintenance of our infrastructure, and significantly reduce the use of electricity by commercial and industrial customers.

Further, while we have modified certain business and workforce practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events, and conferences) to conform to government restrictions and best practices encouraged by government and regulatory authorities, we have a limited number of highly skilled operators for some of our critical power plants and our grid operations centers. If a large proportion of our employees in those critical facilities were to contract COVID-19 at the same time, we would rely upon our business continuity plans in an effort to continue operations at those facilities, but there is no certainty that such measures will be sufficient to mitigate the adverse impact to our operations.

Additionally, the effects of COVID-19 on the U.S. capital markets may significantly impact Idaho Power. For example, the costs related to the noncontributory defined benefit pension plan we provide to Idaho Power employees, as well as a defined benefit postretirement benefit plan (consisting of health care and death benefits) that covers eligible retirees, are based in part on the value of the plans’ assets and, therefore, adverse investment performance for these assets or the failure to maintain sustained growth in pension investments over time could increase our plan costs and funding requirements related to the plans. Similarly, we rely on access to the capital markets to fund our capital requirements. To the extent that access to the capital markets is adversely affected by COVID-19, we may need to consider alternative sources of funding for our operations and for working capital, which may increase our cost of, as well as adversely impact our access to, capital. These uncertain economic conditions may also result in the inability of our customers to pay for electric service, which could affect the collectability of our revenues and adversely affect our financial results.

The degree to which COVID-19 may impact our liquidity, financial condition and results of operations is unknown at this time and will depend on future developments, including the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, actions that may be taken by governmental authorities, and to what extent normal economic and operating conditions can resume.

DESCRIPTION OF THE NOTES

General

We are issuing these notes as part of a series of first mortgage bonds under our Indenture of Mortgage and Deed of Trust, dated as of October 1, 1937, as amended and supplemented. You should read the following information, which summarizes certain terms of the notes, in conjunction with the general terms and conditions of the notes and the indenture described under “Description of First Mortgage Bonds” in the accompanying prospectus.

We may offer these notes in any combination in one or more offerings up to an aggregate principal amount of $280,000,000. For each note we offer and sell, we will prepare a pricing supplement to this prospectus supplement and the accompanying prospectus. The pricing supplement will include the specific terms of the note to which it relates and may include modifications of or additions to the more general terms described in this prospectus supplement and the accompanying prospectus.

The pricing supplement relating to a note will contain the following important information:

•	purchase price of the notes, which may be a percentage of the aggregate principal amount

•	issue date

•	maturity date

•	interest rate

•	interest accrual date

•	redemption provisions, if any, and

•	other material terms not inconsistent with the indenture.

The following information applies to the notes that we are offering, unless we specify otherwise in the pricing supplement.

Except as discussed under “Book-Entry System” in the accompanying prospectus, each note will be in book-entry form and not certificated form. The initial depository for book-entry notes will be The Depository Trust Company.

You may buy the notes in denominations of $1,000 or any larger amount equally divisible by $1,000.

Unless we specify otherwise in a pricing supplement and make additional related disclosure, we will not offer the notes to holders that are not either United States holders (as defined under “Certain United States Federal Income Tax Considerations” below) or partnerships formed under the laws of the United States.

Interest and Payment on the Notes

Each note will bear interest at a fixed rate stated on the face of the note. Interest will be computed on the basis of a 360-day year of twelve 30-day months. We will make interest payments to noteholders on March 1 and September 1 of each year or on the interest payment dates specified in the pricing supplement, and at maturity or upon earlier redemption.

If any interest payment date, redemption date or maturity date does not fall upon a business day, we will make the payment on the next business day. A business day is any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law to close. If we pay or provide for payment on the next business day, no interest will accrue on those amounts for the period from and after the interest payment date, redemption date or maturity date, as the case may be, to the next business day.

We will make payments of principal, premium, if any, and interest in respect of the notes in immediately available funds. We will make payments on book-entry notes to Cede & Co., the partnership nominee of The Depository Trust Company.

The record date for the March 1 payment will be February 15, and the record date for the September 1 payment will be August 15. If we change the interest payment dates, we will indicate in the pricing supplement the new record dates. In order to receive interest payments on a note, you must hold the note on the applicable record date, whether or not the record date is a business day. We will begin paying interest on the first interest payment date after the notes have been issued, provided that the notes are issued before the applicable record date.

Redemption of the Notes

The notes may be subject to redemption, either mandatory or at our option, before they mature. The pricing supplement will indicate whether or not a note is subject to redemption and the terms of redemption, if any. If we decide to redeem the notes, you will receive at least 30 days’ notice.

Tax Defeasance

Under current United States federal income tax law, defeasance under the indenture should be treated as a taxable exchange of the notes to be defeased for an interest in the defeasance trust. Accordingly, you would recognize gain or loss equal to the difference between your cost or other tax basis of the notes and the fair market value of your interest in the defeasance trust. In addition, you might also thereafter be required to include in income your share of the income, gain or loss of the defeasance trust, which could be a different amount and includible in income at different times than would be the case in the absence of defeasance under the indenture. You should consult your own tax advisors as to the specific potential consequences to you of defeasance under the indenture.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a continuing basis through the agents listed on the cover, each of which has agreed to use to its reasonable best efforts to solicit purchases of the notes.

We have the right to accept offers to purchase notes and may reject any offer to purchase notes. The agents may also reject any offer to purchase notes. We will pay the agents a commission on any notes sold through the agents. Unless otherwise specified in the pricing supplement, the commission will range from 0.150% to 0.875% of the principal amount of the notes depending on the maturity of the notes.

We may also sell notes to the agents who will purchase the notes as principal for their own accounts. Any such sale will be made at a discount to be agreed upon at the time of sale. Any notes the agents purchase as principal may be resold at a fixed public offering price, the market price or other prices determined by the agents at the time of resale.

The agents may resell any notes they purchase as principal to other brokers or dealers at a discount which may include all or part of the discount the agents received from us. Unless the applicable pricing supplement states otherwise, the agents will purchase the notes, as principal, at a price equal to 100% of the principal amount less a discount that equals the applicable commission on an agency sale of notes of the same maturity.

We may also sell notes directly to investors on our own behalf in those jurisdictions where we are authorized to do so. We will not pay any commissions on sales made directly by us.

We may sell notes through agents other than the agents listed on the cover, subject to conditions described in the selling agency agreement that we have entered into with the agents listed on the cover. The commission applicable to agency sales through any other agents will be the same as that applicable to agency sales through the agents listed on the cover.

The agents, whether acting as agent or as principal, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify each agent against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of such liabilities. We have also agreed to reimburse the agents for certain of their expenses, including the reasonable fees and expenses of their counsel.

The agents may sell to dealers who may resell to investors and the agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any discounts or commissions that an agent receives in purchasing a note as principal and reselling such note, and any profit on the resale of such note by the agent, may be deemed to be underwriters’ discounts or commissions under the Securities Act of 1933.

Payment of the purchase price of the notes must be made in immediately available funds.

The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. The agents have advised us that they intend to establish a trading market for the notes. However, the agents are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The agents also may impose a penalty bid. This occurs when a particular agent repays to agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time.

Each agent and its affiliates may from time to time engage in transactions with, and perform investment banking, general banking and other financial services for, us and our affiliates in the ordinary course of business.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the agents or their affiliates have a lending relationship with us, certain of those agents or their affiliates routinely hedge, and certain other of those agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes by United States holders (as defined below). It is included for general information only and does not address every aspect of the income or other tax laws that may be relevant to investors in the notes in light of their personal circumstances or that may be relevant to certain types of investors subject to special treatment under United States federal income tax laws (for example, financial institutions, former citizens or residents of the United States, tax-exempt organizations, insurance companies, real estate investment trusts, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, United States holders (as defined below) that have a functional currency other than the United States dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, investors in partnerships or other pass-through entities or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement). In addition, this summary does not address the effect of United States federal alternative minimum tax, or any state, local or foreign tax laws that may be applicable to a particular holder and does not consider any aspects of United States federal tax law other than income taxation. This discussion is limited to initial purchasers of the notes issued pursuant to this prospectus supplement who purchase the notes for an amount of cash equal to their offering price and who hold the notes as capital assets under Section 1221 of the United States Internal Revenue Code of 1986, as amended (the “Code”) and not as part of a straddle, hedging, integrated, conversion or constructive sale transaction, or as part of a “synthetic security” or other similar financial transaction. Persons considering the purchase, ownership or disposition of the notes should consult their tax advisors concerning the United States federal tax consequences thereof in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, existing and proposed United States Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in United States federal income tax consequences different from those discussed below. We have not sought and will not seek any rulings from the United States Internal Revenue Service (“IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

For purposes of the following discussion, a “United States holder” means a beneficial owner of the notes that is, for United States federal income tax purposes:

•	An individual citizen or resident of the United States;

•

A corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to the United States federal income tax regardless of source; or

•

A trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.

a partnership or an entity or arrangement treated as a partnership for United States federal income tax purposes owns any of the notes, the United States federal income tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the partner or owner and the activities of the partnership or other entity. If you are a partner of a partnership or an equity interest owner of another entity or arrangement treated as a partnership holding any of the notes, you should consult your tax advisor regarding the United States federal income tax consequences of the purchase, ownership and disposition of the notes.

Payments of Interest

If the notes are issued at a discount, any such discount is expected to be less than the statutorily defined de minimis amount of original issue discount. Accordingly, interest on the notes generally will be taxable to a United States holder as ordinary interest income at the time it accrues or is received in accordance with the United States holder’s method of accounting for United States federal income tax purposes. The following discussion assumes the notes will be issued without, or with less than, the statutorily defined de minimis amount of original issue discount.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, a United States holder generally will recognize gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income, as discussed above) and (2) such holder’s adjusted tax basis in such note. A United States holder’s adjusted tax basis in a note generally will equal the amount paid for the note less any principal repayments previously received by such holder. Gain or loss recognized by a United States holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the United States holder has held the note for more than one year at the time of such disposition. Long-term capital gains of certain noncorporate United States holders are entitled to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

United States holders that are not corporations generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold amount. A United States holder’s net investment income generally will include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A United States holder that is not a corporation should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Information Reporting and Backup Withholding

Payments of interest made by us on, or the proceeds of the sale or other disposition of, the notes may be subject to United States information reporting and may also be subject to United States federal backup withholding if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting and certification requirements. Any amount withheld under the backup withholding rules may be allowable as a refund or credit against the holder’s United States federal income tax, provided that the required information is timely furnished to the IRS.

PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION PRIOR TO MAKING SUCH INVESTMENT.

PROSPECTUS

FIRST MORTGAGE BONDS

DEBT SECURITIES

We may offer from time to time, in one or more series:

•	our first mortgage bonds, and

•	our unsecured debt securities

We may offer these securities in any combination in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus and any supplements, as well as the information that we incorporate by reference in this prospectus.

We may offer these securities directly or through underwriters, agents or dealers, as described in the “Plan of Distribution.” The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements.

Our principal executive offices are located at 1221 West Idaho Street, Boise, Idaho 83702-5627, and our telephone number is (208) 388-2200.

Investing in our securities involves risks. Please see “Risk Factors” on page 2 of this prospectus as well as the risk factors in our most recent Annual Report on Form 10-K and in any other reports we file pursuant to the Securities Exchange Act of 1934 that we incorporate by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 17, 2019

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that Idaho Power Company filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may from time to time sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of risk factors and will discuss special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information contained in that prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, the applicable prospectus supplement, and the applicable pricing supplement, if any, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus, the applicable prospectus supplement or any applicable pricing supplement, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus, or that the information contained or incorporated by reference in this prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus, the applicable prospectus supplement and any applicable pricing supplement and the offering of the securities in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer, or any invitation on our behalf, to subscribe to or purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless we indicate otherwise, or the context otherwise requires, references in this prospectus to the “company,” “we,” “us” and “our” or similar terms are to Idaho Power Company and its subsidiary.

RISK FACTORS

Investing in our securities involves risks. You should review all the information contained or incorporated by reference in this prospectus before deciding to invest. See “Where You Can Find More Information” in this prospectus. In particular, you should carefully consider the risks and uncertainties discussed in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this prospectus,

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is incorporated by reference into this prospectus, and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

In addition, you should carefully consider the risks and uncertainties discussed in the applicable prospectus supplement which relate to the specific securities offered thereby. If any of these risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. See also “Cautionary Note Regarding Forward-Looking Statements” below.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the additional information described under the heading “Where You Can Find More Information” may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events, or performance, often, but not always, through the use of words or phrases such as “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “guidance,” “intends,” “potential,” “plans,” “predicts,” “projects,” “may result,” “may continue,” or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors discussed in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information, as well as the following important factors:

•

the effect of decisions by the Idaho and Oregon public utilities commissions and the Federal Energy Regulatory Commission that impact Idaho Power’s ability to recover costs and earn a return on investment;

•

the expense and risks associated with capital expenditures for utility infrastructure, and the timing and availability of cost recovery for such expenditures through customer rates, including the potential for the write-down or write-off of expenditures if not deemed prudent by regulators;

•

changes in residential, commercial, and industrial growth and demographic patterns within Idaho Power’s service area, the loss or change in the business of significant customers, or the addition of new customers, and their associated impacts on loads and load growth, and the availability of regulatory mechanisms that allow for timely cost recovery through customer rates in the event of those changes;

•

the impacts of economic conditions, including inflation, interest rates, regulatory authorized returns on equity, supply costs, population growth or decline in Idaho Power’s service area, changes in customer demand for electricity, revenue from sales of excess power, credit quality of counterparties and suppliers, and the collection of receivables;

•

unseasonable or severe weather conditions, wildfires, drought, and other natural phenomena and natural disasters, including conditions and events associated with climate change, which affect customer demand, hydroelectric generation levels, repair costs, liability for damage caused by utility property, and the availability and cost of fuel for generation plants or purchased power to serve customers;

•

advancement of self-generation, energy storage, grid-connected devices, and energy efficiency technologies that may affect Idaho Power’s sale or delivery of electric power or introduce new cyber security risks;

•

changes in tax laws or related regulations or new interpretations of applicable laws by federal, state, or local taxing jurisdictions, the availability of tax credits, and the tax rates payable by IDACORP shareholders on common stock dividends;

•

adoption of, changes in, and costs of compliance with laws, regulations, and policies relating to the environment, natural resources, and threatened and endangered species, and the ability to recover associated increased costs through rates;

•	variable hydrological conditions and over-appropriation of surface and groundwater in the Snake River Basin, which may impact the amount of power generated by Idaho Power’s hydroelectric facilities;

•

the ability to acquire fuel, power, and transmission capacity under reasonable terms, particularly in the event of unanticipated power demands, lack of physical availability, transportation constraints, or a credit downgrade;

•

accidents, fires (either affecting or caused by Idaho Power facilities or infrastructure), explosions, and mechanical breakdowns that may occur while operating and maintaining Idaho Power assets, which can cause unplanned outages, reduce generating output, damage the companies’ assets, operations, or reputation, subject the companies to third-party claims for property damage, personal injury, or loss of life, or result in the imposition of civil, criminal, and regulatory fines and penalties for which the companies may have inadequate insurance coverage;

•	the increased purchased power costs and operational challenges associated with purchasing and integrating intermittent renewable energy sources into Idaho Power’s resource portfolio;

•

disruptions or outages of Idaho Power’s generation or transmission systems or of any interconnected transmission systems, which may constrain resources or cause Idaho Power to incur repair costs or purchase replacement power at increased costs;

•

the ability to obtain debt and equity financing or refinance existing debt when necessary and on favorable terms, which can be affected by factors such as credit ratings, volatility or disruptions in the financial markets, interest rate fluctuations, decisions by the Idaho or Oregon public utility commissions, and the companies’ past or projected financial performance;

•

reductions in credit ratings, which could adversely impact access to debt and equity markets, increase borrowing costs, and require the posting of additional collateral to counterparties pursuant to credit and contractual arrangements;

•

the ability to enter into financial and physical commodity hedges with creditworthy counterparties to manage price and commodity risk, and the failure of any such risk management and hedging strategies to work as intended;

•

changes in actuarial assumptions, changes in interest rates, and the return on plan assets for pension and other post-retirement plans, which can affect future pension and other postretirement plan funding obligations, costs, and liabilities and the companies’ cash flows;

•	the ability to continue to pay dividends based on financial performance and in light of contractual covenants and restrictions and regulatory limitations;

•

employee workforce factors, including the operational and financial costs of unionization or the attempt to unionize all or part of the companies’ workforce, the impact of an aging workforce and retirements, the cost and ability to attract and retain skilled workers, and the ability to adjust the labor cost structure when necessary;

•

failure to comply with state and federal laws, regulations, and orders, including new interpretations and enforcement initiatives by regulatory and oversight bodies, which may result in penalties and fines and increase the cost of compliance, the nature and extent of investigations and audits, and the cost of remediation;

•

the inability to obtain or cost of obtaining and complying with required governmental permits and approvals, licenses, rights-of-way, and siting for transmission and generation projects and hydroelectric facilities;

•

the cost and outcome of litigation, dispute resolution, and regulatory proceedings, and the ability to recover those costs or the costs of resulting operational changes through insurance or rates, or from third parties;

•

the companies’ failure to secure data or to comply with privacy laws or regulations, security breaches, or the disruption or damage to the companies’ business, operations, or reputation resulting from cyber-attacks or related litigation or penalties, terrorist incidents or the threat of terrorist incidents, or other malicious acts, and acts of war;

•	unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement new technology solutions; and

•

adoption of or changes in accounting policies and principles, changes in accounting estimates, and new U.S. Securities and Exchange Commission or New York Stock Exchange requirements, or new interpretations of existing requirements.

Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

ABOUT IDAHO POWER COMPANY

We are an electric utility incorporated under the laws of the State of Idaho in 1989 as successor to a Maine corporation organized in 1915 and began operations in 1916. In 1998, we reorganized into a holding company structure and became the principal subsidiary of IDACORP, Inc. IDACORP, Inc. owns all of our outstanding common stock.

We are engaged in the generation, transmission, distribution, sale and purchase of electric energy. Our service area covers approximately 24,000 square miles in southern Idaho and eastern Oregon, with an estimated population of one million. We hold franchises in 72 cities in Idaho and seven cities in Oregon and hold certificates from the respective public utility regulatory authorities to serve all or a portion of 25 counties in Idaho and three counties in Oregon. We are the parent of Idaho Energy Resources Co., a joint venturer in Bridger Coal Company, which supplies coal to the Jim Bridger generating plant that we own in part. As of March 31, 2019, we supplied electric energy to over 560,000 general business customers. We own and operate 17 hydroelectric generating plants, three natural gas-fired plants, and one diesel-powered generator, and share ownership in three coal-fired generating plants. We rely heavily on hydroelectric power for our generating needs.

DESCRIPTION OF FIRST MORTGAGE BONDS

As used under this caption, “Description of First Mortgage Bonds,” references to “we,” “us,” “our” and other similar references mean Idaho Power Company, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiary.

We will issue the first mortgage bonds offered in this prospectus under our Indenture of Mortgage and Deed of Trust, dated as of October 1, 1937. Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, is the trustee. We have amended and supplemented the indenture in the past and will supplement it again by one or more supplemental indentures relating to these first mortgage bonds.

This section briefly summarizes the material provisions of the indenture and supplemental indentures, which we refer to collectively as the indenture in this section, and uses some terms that are not defined in this prospectus but are defined in the indenture. This summary is not complete and we qualify it by reference to the indenture. The indenture is on file with the SEC, and we incorporate it by reference in this prospectus. You should read the indenture for a complete understanding of its provisions and for the definitions of some terms used in this summary. In the summary below, we include references to section numbers of the indenture so that you can easily locate those provisions.

Our issuance of long-term indebtedness, including first mortgage bonds, is subject to the approval of the Idaho Public Utilities Commission (“IPUC”), the Public Utility Commission of Oregon (“OPUC”), and the Wyoming Public Service Commission (“WPSC”). In March 2019, we filed applications with the IPUC, OPUC, and WPSC to renew our debt financing authority. In April 2019, Idaho Power received orders from the IPUC, OPUC, and WPSC authorizing the issuance and sale from time to time of up to $500 million in aggregate principal amount of debt securities and first mortgage bonds, subject to conditions specified in the orders. Authority from the IPUC is through May 31, 2022. The OPUC’s and WPSC’s orders do not impose a time limitation for issuances, but the OPUC order does impose a number of other conditions, including a maximum interest rate limit of 7.0 percent.

Issuance in Series.    We issue bonds in series. Each series of bonds may have different terms. We will include all of the following information about a specific series of bonds in the prospectus supplement relating to those bonds:

•	the designation and series of the bonds,

•	the aggregate principal amount of the bonds,

•	the offering price of the bonds,

•	the date or dates on which the bonds will mature,

•	the interest rate or rates for the bonds, or how we will determine the interest rate or rates,

•	the dates on which we will pay the interest on the bonds,

•	the denominations in which we may issue the bonds,

•	the terms pursuant to which we may redeem the bonds, if any,

•	whether we will issue all or a portion of the bonds in global form, and

•	any other terms or provisions relating to the bonds that are not inconsistent with the provisions of the indenture.

Form and Exchange.    Unless we state otherwise in the prospectus supplement:

•	we will issue the bonds in fully registered form without coupons,

•	a holder of bonds may exchange bonds, without charge, for an equal aggregate principal amount of bonds of the same series, having the same issue date and with identical terms and provisions, and

•	a holder of bonds may transfer bonds, without charge, other than applicable stamp taxes or other governmental charges.

See “Book-Entry System” for a description of additional requirements as to the form and method of exchange of bonds. We will describe any additional requirements as to the form and method of exchange of bonds in the prospectus supplement.

Interest and Payment.    We will pay principal, premium, if any, and interest in U.S. dollars at Deutsche Bank Trust Company Americas in New York City, and, at our option, at our office in Boise, Idaho. Indenture, Section 35

Maintenance Requirements.    We will file a certificate with the corporate trustee within 90 days after the close of each calendar year stating that:

•	we have made the necessary expenditures to maintain our property in good condition as an operating system, or

•	we will designate an additional amount that should be spent for this purpose.

If we designate an additional amount, we must deliver to the corporate trustee, within 30 days, cash equal to that amount less the following deductions:

•	expenditures made after the close of the year to maintain the property, and

•	any allowances for waiver of our right to issue additional bonds under the indenture. Indenture, Section 38

We may withdraw this cash for reimbursement for later expenditures on:

•	property maintenance, repairs, renewals and replacements,

•	waiver of our right to issue additional bonds under the indenture, or

•	the purchase or redemption of bonds of any series, unless a supplemental indenture provides otherwise for a particular series of bonds.

We must spend or appropriate 15% of our annual gross operating revenues for maintenance, retirement or amortization of our properties. We may, however, anticipate or make up these expenditures or appropriations within the five years that immediately follow or precede a particular year. Indenture, Section 38; Second Supplemental, Section 15

Improvement or Sinking Fund.    There is no sinking or improvement fund requirement. Twenty-seventh Supplemental, Section 14

Security.    The indenture secures all bonds issued under the indenture equally and ratably, without preference, priority or distinction. We may issue additional first mortgage bonds in the future, and those first mortgage bonds will also be secured by the indenture. The lien of the indenture constitutes a first mortgage on all the properties that we own, except as discussed below, subject only to liens for taxes and assessments that are not delinquent and minor excepted encumbrances. Certain of our properties are subject to easements, leases, contracts, covenants, workmen’s compensation awards and similar encumbrances and minor defects and clouds common to properties, which do not interfere in any material respect with our operations.

The indenture does not create a lien on the following excepted property:

•	revenues or profits, or notes or accounts receivable, contracts or choses in action, except as permitted by law during a completed default,

•	securities or cash, except when pledged, or

•	merchandise or equipment manufactured or acquired for resale.

The indenture creates a lien on our interest in property that we subsequently acquire other than excepted property, subject to limitations in the case of consolidation, merger or sale of substantially all our assets. Indenture, Section 87

We have covenanted to execute and deliver instruments that are necessary to carry out the purposes of the indenture and to create a lien on after-acquired property that the indenture covers. Granting Clauses

The indenture does not contain any covenants or other provisions to provide holders of the first mortgage bonds special protection in the event of a highly leveraged transaction.

Issuance of Additional Bonds.    The indenture limits the aggregate principal amount of bonds at any one time outstanding to $2.5 billion. We may amend the indenture and increase this amount without consent of the holders of first mortgage bonds. Indenture, Sections 22 and 121; Forty-eighth Supplemental, Article I

The indenture contains some restrictions on increasing the amount of prior lien bonds, which are bonds, obligations or principal indebtedness secured by any mortgage or other lien upon any property additions prior to the lien of the indenture. Indenture, Sections 6 and 46

We may issue additional bonds that rank equally with the bonds in principal amount equal to:

•

60% of the cost or fair value, whichever is less, of property additions made after December 31, 1943, less the amount of prior lien bonds thereon, Indenture, Article V, Second Supplemental, Sections 10 and 13

•	the principal amount of first mortgage bonds or prior lien bonds referred to above, retired or then to be retired, Indenture, Articles V and VI or

•	the amount of cash that we deposit with the corporate trustee for the purpose, which we may withdraw on the same basis as bonds may be issued. Indenture, Article VII

We may not issue bonds as provided above, with certain exceptions, unless we meet a net earnings requirement. Generally, the indenture requires that our net earnings must be at least twice the annual interest requirements on all outstanding debt of equal or prior rank, including the bonds that we propose to issue. Under certain circumstances, the net earnings test does not apply, including the issuance of refunding bonds to retire outstanding bonds which mature in less than two years or which are of an equal or higher interest rate, or prior lien bonds.

We calculate net earnings before deduction of:

•	property retirement expenses, depreciation or depletion,

•	interest expense on indebtedness,

•	amortization of debt discount and expense, and

•	any taxes measured by or dependent on net income.

We may include only a limited amount of revenue from property not subject to the lien of the indenture in net earnings. Indenture, Sections 7, 27 and Article VI

Property additions consist of electric or gas property, or property used in connection therewith. Property additions exclude securities, contracts or choses in action, merchandise and equipment for consumption or resale, materials and supplies, property used principally for production or gathering of natural gas, or any power sites and uncompleted works under Idaho state permits. In determining net property additions, we deduct all retired funded property from gross property additions except to the extent of certain credits with respect to released funded property. Indenture, Section 4 The indenture restricts issuance of bonds and taking other credits under the indenture based on property additions subject to prior liens to no more than 15% of all bonds outstanding. However, the prior liens must not exceed 50% of the cost or fair value, whichever is less, of these property additions. Indenture, Section 26

As of March 31, 2019, we could issue under the indenture approximately $1.9 billion of additional first mortgage bonds based on unfunded property additions and retired first mortgage bonds.

Release of Properties.    Generally, we may release property from the lien of the indenture by doing the following:

•	depositing cash with the corporate trustee,

•	substituting property additions, or

•	waiving our right to issue additional bonds on the basis of retired bond credits, without application of the net earnings test.

Indenture, Section 59

Actions Without Trustee’s Release or Consent.    Unless we are in default in the payment of interest on any outstanding bonds or one or more of the completed defaults described under the caption “Events of Default” below have occurred and are continuing, we may, without the trustee’s release or consent, and without providing a report to the trustee or depositing with it the consideration we receive:

•

sell or otherwise dispose of any machinery, equipment, tools, implements or other property, which has become old, inadequate, obsolete, worn out, unfit or unadapted for use in our operations, after we replace that property with other property which has at least equal value and is subject to no additional liens,

•	cancel or make changes or alterations in or substitutions of any contracts, leases or rights of way grants, or

•

surrender or assent to the modification of any right, power, franchise, license, governmental consent or permit under which we may be operating, if, in the opinion of our board of directors, stated in a resolution filed with the corporate trustee, the surrender or modification is desirable in the conduct of our business and does not impair the security of outstanding bonds.

Indenture, Section 58

Amendment of the Indenture.    Generally we may modify or amend the indenture with the consent of the holders of 60% in principal amount of all outstanding first mortgage bonds. However, when an amendment does not affect all series of first mortgage bonds, holders of 60% of the principal amount of all outstanding first mortgage bonds of each series affected must also consent to the amendment.

Unless each bondholder consents, we cannot make the following modifications:

•	impair the right of any bondholder to receive payment on its bond when due or to sue for any overdue payment,

•	create any lien equal or prior to the lien of the indenture,

•	deprive any bondholder of a lien upon the mortgaged and pledged property, or

•	reduce the bondholder vote necessary to amend the indenture.

Indenture, Sections 113, 121; Twenty-third Supplemental, Section 9; Thirty-sixth Supplemental, Section 9

Events of Default.    The following are defaults, sometimes called completed defaults, under the indenture:

•	failure to pay the principal of any bond when due and payable whether at maturity or otherwise,

•	failure to pay interest on any bond for 60 days,

•	failure to pay principal of or interest on any outstanding prior lien bond beyond the grace period, if any, in the prior lien bond,

•	failure to observe a covenant not to, without the trustee’s written approval:

•

go into voluntary bankruptcy or insolvency, apply for or consent to the appointment of a receiver or trustee for us or our property in any judicial proceedings or make any general assignment for the benefit of creditors, or

•

suffer to be made and remain unvacated for a period of 90 days any order for the appointment of a receiver or trustee for us or our property in any proceeding instituted by a creditor, or any final order appointing such a receiver or trustee in any other proceeding or any order adjudicating us to be bankrupt or insolvent, or

•	failure to perform other covenants, agreements or conditions contained in the indenture for 90 days after the trustee gives us notice.

Indenture, Section 65

Discharge.    The indenture will be cancelled and discharged when all indebtedness secured by the indenture is paid, including charges of the trustee.

In addition, first mortgage bonds will be considered paid and not to be outstanding for any purpose under the indenture when we have irrevocably deposited with the trustee

•	sufficient cash, or

•

an amount of direct obligations of, or obligations guaranteed by, the United States government or obligations which are collateralized by obligations of the United States government which, in the opinion of an independent accountant and the opinion of our officers, will provide sufficient funds, without regard to reinvestment thereof, together with any deposited cash to pay when due the principal of, and premium, if any, and interest to the maturity date or redemption date of such first mortgage bonds, provided that in the case of redemption, proper notice shall have been given or appropriate arrangements have been made with the trustee for the giving of notice.

Indenture, Section 106 and Twenty-seventh Supplemental, Section 10

Miscellaneous.    The indenture provides that the trustee, upon request of the holders of a majority in interest of the outstanding first mortgage bonds, if properly indemnified to its satisfaction, must take action to enforce the lien of the indenture. Indenture, Section 92; Sixth Supplemental, Article XXIII

We covenant in the indenture to deliver a certificate to the trustee annually, within 90 days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture. Various supplemental indentures

Concerning the Corporate Trustee.    We and our affiliates may conduct banking transactions with the trustee in the normal course of business.

DESCRIPTION OF DEBT SECURITIES

As used under this caption, “Description of Debt Securities,” references to “we,” “us,” “our” and other similar references mean Idaho Power Company, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiary.

We will issue the debt securities offered in this prospectus under our Debt Securities Indenture, dated as of August 1, 2001. Deutsche Bank Trust Company Americas is the trustee under the indenture. We may amend and supplement the indenture and will supplement it by one or more supplemental indentures relating to these debt securities.

This section briefly summarizes the material provisions of the debt securities indenture and uses some terms that are not defined in this prospectus but are defined in the indenture. This summary is not complete and we qualify it by reference to the indenture. The indenture is on file with the SEC, and we incorporate it by reference in this prospectus. You should read the indenture for a complete understanding of its provisions and for the definition of some terms used in this summary. In the summary below, we include references to section numbers of the indenture so that you can easily locate these provisions.

As noted above, in April 2019, Idaho Power received orders from the IPUC, OPUC, and WPSC authorizing the issuance and sale from time to time of up to $500 million in aggregate principal amount of debt securities and first mortgage bonds, subject to conditions specified in the orders. Authority from the IPUC is through May 31, 2022. The OPUC’s and WPSC’s orders do not impose a time limitation for issuances, but the OPUC order does impose a number of other conditions, including a maximum interest rate limit of 7.0 percent.

Other Indebtedness.    The indenture does not limit the amount of debt securities that we may issue; it does not restrict the amount or type of other debt that we may issue or contain any other provisions that would afford holders of the debt securities protection in the event of a highly leveraged transaction. We may use other indentures or documentation containing provisions different from those included in the indenture under which we are offering these debt securities in connection with future issues of debt securities. We may also offer our first mortgage bonds, which are secured indebtedness and which are described above under the caption “Description of First Mortgage Bonds.” As of March 31, 2019, there was approximately $1.9 billion in aggregate principal amount of our first mortgage bonds outstanding.

Security, Ranking and Subordination.    The debt securities that we may issue under this indenture will be unsecured. The debt securities that we are offering in this prospectus will rank equal in right of payment to our other unsecured indebtedness that is outstanding now or that we may issue in the future, except for any indebtedness that, by its terms, is subordinate to these debt securities.

Issuance in Series.    We will issue debt securities in series. Each series of debt securities may have different terms and, in some cases, debt securities of the same series may have different terms. The prospectus supplement relating to a particular series of debt securities will contain the following information about those debt securities:

•	the title of the series,

•	any limit on the aggregate principal amount of the series,

•	the date or dates on which we will issue the debt securities of that series and on which we will pay the principal amount and any premium,

•	the rate or rates at which the debt securities of that series will bear interest, or how we will determine the rate or rates,

•	the date or dates from which interest will accrue,

•	the dates on which we will pay interest on the debt securities of that series and the regular record dates for the interest payment dates,

•	the place or places where we will pay the principal of, premium, if any, and interest, if different from those we describe in this prospectus,

•	any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder,

•	the denominations in which we will issue the debt securities of that series, if other than denominations of $1,000 and any integral multiple of $1,000,

•	the provisions for the satisfaction and discharge of the indenture if different from those we describe in this prospectus, and

•	any other terms of the debt securities of the series.

Form and Exchange.    Unless we state otherwise in the prospectus supplement:

•	we will issue the debt securities in fully registered form without coupons,

•

a holder of debt securities may exchange debt securities, without charge, for an equal aggregate principal amount of debt securities of the same series, having the same issue date and with identical terms and provisions, and

•	a holder of debt securities may transfer debt securities, without charge, other than applicable stamp taxes or other governmental charges.

Indenture, Sections 3.1, 3.2 and 3.6

Unless we state otherwise in the prospectus supplement, the transfer of debt securities may be registered and exchanged at the corporate trust office of the trustee, in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for registration and exchange, all at our discretion.

We are not required to execute or to provide for the registration of transfer or exchange of any debt security

•	during a period of 15 days prior to giving any notice of redemption with respect to that debt security, or

•	that has been selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Indenture, Sections 3.6 and 4.2

See “Book-Entry System” for a description of additional requirements as to the form and method of exchange of debt securities. We will describe any additional requirements as to the form and method of exchange of debt securities in the prospectus supplement. Indenture, Section 3.1

Payment of Interest.    Unless we state otherwise in the prospectus supplement, we will pay interest on each debt security to the person in whose name the debt security is registered as of the close of business on the regular record date for that interest payment date. If we have defaulted in the payment of interest on any debt security, we may pay the defaulted interest to the holder of the debt security as of the close of business on a special record date that is not less than 10 days prior to the date we propose to pay the defaulted interest. Notice of the special record date will be given by mail at least 15 days before the special record date. We may also pay defaulted interest in any other lawful manner permitted by requirements of any securities exchange on which the debt security may be listed, if the trustee deems that manner of payment practicable. Indenture, Section 3.8

Unless we state otherwise in the prospectus supplement, we will pay the principal of and premium, if any, and interest at maturity at the corporate trust office of the trustee, in New York, New York, as our paying agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. Indenture, Section 4.2

Redemption.    We will describe any terms for the optional or mandatory redemption of a particular series of debt securities in the prospectus supplement. Unless we state in the prospectus supplement that the debt securities of that series are redeemable at the option of a holder, debt securities will be redeemable only at our option. In order to exercise our right to redeem any debt security, we must give the holder notice by mail at least 30 days prior to the date fixed for redemption. If we want to redeem fewer than all the debt securities of a series, the trustee will choose the particular debt securities to be redeemed by a method of random selection, substantially pro rata, that the trustee believes is fair and appropriate and which complies with the requirements of the principal national securities exchange, if any, on which the debt securities of that series are listed. If the debt securities to be redeemed have different terms and different maturities, we may select the particular debt securities to be redeemed.

Unless we state otherwise in the prospectus supplement, if we are redeeming the debt securities at our option, the redemption will be conditional upon the paying agent or agents receiving from us, on or prior to the date fixed for redemption, enough money to redeem all of the debt securities called for redemption, including accrued interest, if any. If sufficient money has not been received, the notice will not be effective and we will not be required to redeem the debt securities. Indenture, Section 14.2

Consolidation, Merger or Sale.    The indenture provides that we will not consolidate with, merge with or into any other person, whether or not we are the survivor, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

•

the successor person, if we are not the survivor, is a person organized under the laws of the United States or any state thereof or the District of Columbia and expressly assumes in writing, by a supplemental indenture, all of our obligations under the outstanding debt securities and the indenture,

•	immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, shall have occurred and be continuing, and

•	we deliver to the trustee an officer’s certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the indenture.

Indenture, Article Eleven

Events of Default.    The following are events of default with respect to any series of debt securities:

•

failure to pay the principal of, or premium, if any, on, any debt security of that series when due and payable at maturity, and upon redemption, and the time for payment has not been extended or deferred, but excluding any failure by us to deposit money in connection with any redemption that is at our option,

•	failure to pay interest on any debt security of that series when due and our failure continues for 30 days, and the time for payment has not been extended or deferred,

•	failure to make a sinking fund payment when due with respect to debt securities of that series,

•

failure to observe or perform any other covenant, warranty or agreement contained in the debt securities of that series or in the indenture, other than a covenant, agreement or warranty included in the indenture that is specifically dealt with in another event of default, and our failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have given us written notice,

•

a court enters a decree or order for relief that remains unstayed and in effect for 60 consecutive days in respect of us in an involuntary case under any applicable bankruptcy, insolvency or similar law:

•	appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for any substantial part of our property, or

•	ordering the winding up or liquidation of our affairs,

•	we commence a voluntary case under any applicable bankruptcy, insolvency or similar law,

•	we consent to the entry of an order for relief in an involuntary case under any applicable bankruptcy, insolvency or similar law,

•	we consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for us or for any substantial part of our property,

•	we make any general assignment for the benefit of creditors, and

•	any other event of default with respect to debt securities of that series specified in the applicable prospectus supplement.

Indenture, Section 6.1

An event of default with respect to the debt securities of any series does not necessarily constitute an event of default with respect to any other series of debt securities issued under the indenture. Unless we cure the default, the trustee is required to give notice of any default known to it within 90 days after the default has occurred; the term “default” includes any event which after notice or passage of time or both would be an event of default. Except in the case of a default in payment, the trustee is protected in withholding notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee in good faith determine that the withholding of notice is in the interest of the holders. Indenture, Section 6.11

If an event of default with respect to debt securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice in writing to us, and to the trustee if given by the holders, may declare the unpaid principal of and accrued interest to the date of acceleration on all the outstanding debt securities of that series to be due and payable immediately. The holders of a majority of the principal amount of the outstanding debt securities of that series, upon the conditions provided in the indenture, may rescind an acceleration and its consequences with respect to that series.

If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of the trustee or any holder. Indenture, Section 6.1

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, subject to the right of the trustee to decline to follow instructions that would be unlawful, expose the trustee to personal liability or be unduly prejudicial to the interests of holders who do not join in the direction. Indenture, Section 6.9

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the trustee reasonable indemnity. Indenture, Section 7.2

The indenture provides that we must periodically file statements with the trustee regarding compliance by us with all conditions and covenants contained in the indenture. Indenture, Section 4.6

Modification of Indenture.    We may modify the indenture, without notice to or the consent of any holders of debt securities, with respect to certain matters, including:

•	to add one or more covenants or other provisions for the benefit of holders of debt securities of one or more series or to surrender any of our rights or powers, and

•	to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture.

Indenture, Section 10.1

In addition, we may modify certain of our rights and obligations and the rights of holders of the debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities affected by the modification. Indenture, Section 10.2

No amendment or modification may, without the consent of each holder of any outstanding debt security affected:

•	change the stated maturity of any debt security,

•

reduce the principal amount of, or the rate of interest on, or the amount of any premium on, or any amount payable on redemption of, or extend the time for payment or change the method of calculating interest on, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon acceleration of maturity,

•	impair the right to institute suit for the enforcement of any payment with respect to any debt security,

•

reduce the percentage in principal amount of outstanding debt securities of any series necessary to modify or amend the indenture, or to waive compliance with certain provisions of the indenture or defaults or events of default and their consequences, or

•	subordinate any debt securities to any other of our indebtedness.

Indenture, Section 10.2

Waiver.    The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any default or event of default with respect to that series, except payment and bankruptcy defaults. Indenture, Section 6.10

Defeasance.    Unless we state otherwise in the prospectus supplement relating to the debt securities of a particular series, the indenture provides that we shall be discharged from our obligations under the indenture with respect to any series of debt securities at any time prior to the maturity date or redemption of that series when we meet certain requirements specified in the indenture, including

•	when we have irrevocably deposited in trust with the trustee:

○	sufficient funds to pay the principal of and premium, if any, and interest to the maturity date or redemption on, the debt securities of that series, or

○

an amount of direct obligations of, or obligations guaranteed by, the United States government as will be sufficient, without consideration of any reinvestment of any accrued income on those obligations, to pay when due the principal of and premium, if any, and interest to the maturity date or redemption on, the debt securities of that series, and

•	when we have paid all other sums payable with respect to the debt securities of that series.

Upon the discharge of the indenture with respect to a particular series, the holders of debt securities of that series shall no longer be entitled to the benefits of the indenture, except for purposes of registration of transfer, exchange and replacement of lost, stolen or mutilated debt securities. Indenture, Sections 12.1 and 12.2

Concerning the Trustee.    We and our affiliates may conduct banking transactions with the trustee or its affiliates in the normal course of business.

BOOK-ENTRY SYSTEM

We may issue all or some of the first mortgage bonds and debt securities in book-entry form, which means that global notes, not certificates, will represent the securities. If we issue global notes representing any securities, the following provisions will apply to all book-entry securities:

Unless otherwise indicated in the applicable prospectus supplement, the Depository Trust Company, New York, NY, which we refer to as “DTC,” will act as securities depository for the securities. We will issue the securities as fully-registered securities registered in the name of Cede & Co., DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. We will issue one or more fully-registered security certificates for each issue of the securities, in the aggregate principal amount of the issue, and we will deposit the certificates with the corporate trustee to hold as agent for DTC. We and the trustee will treat Cede & Co. as the holder of the securities for all purposes.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser, the beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co., nor any other DTC nominee, will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s money market instrument procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Redemption proceeds and distributions, including principal and interest payments, on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name. Payment by participants to beneficial owners will be the responsibility of the participants and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility or the responsibility of the trustee. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

In case of any optional tender for or mandatory purchase of securities, pursuant to their terms, a beneficial owner shall give notice to elect to have its securities purchased or tendered through its participant to the tender/remarketing agent and shall effect delivery of the securities by causing the direct participant to transfer the participant’s interest in the securities, on DTC’s records, to the tender/remarketing agent. The requirement for physical delivery of securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the tender/remarketing agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC, or a successor securities depository. In that event, security certificates will be printed and delivered to DTC.

Neither we, the trustee, any paying agent, nor the registrar for the securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

USE OF PROCEEDS

Unless we state otherwise in the prospectus supplement, we will add the net proceeds from the sale of the securities to our general funds. We may use our general funds for any of the following purposes:

•	to acquire property,

•	to construct, complete, extend or improve our electric facilities,

•	to improve or maintain our service,

•	to redeem, pay at maturity or purchase outstanding first mortgage bonds and debt securities, and

•	to repay short-term borrowings.

The precise amount and timing of the application of such proceeds will depend on our funding requirements, market conditions and the availability and cost of other funds. If we do not use the proceeds immediately, we may temporarily invest them in short-term instruments.

PLAN OF DISTRIBUTION

Methods of Offer and Sale

We may sell the securities offered by this prospectus:

•	through underwriters or dealers,

•	through agents,

•	directly to a limited number of purchasers or to a single purchaser, or

•	through a combination of any of those methods of sale.

Through Underwriters or Dealers.    If we use underwriters in the sale, the underwriters will buy the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of the sale. The underwriters may sell the securities directly or through underwriting syndicates that managing underwriters represent. Unless we state otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them.

If we use a dealer in the sale, we will sell those securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.    We may from time to time designate one or more agents to sell the securities. Unless we state otherwise in the prospectus supplement, any agent will agree to use its best efforts to solicit purchases for the period of its appointment.

Directly.    We may sell the securities directly to one or more purchasers. In this case, there will be no underwriters or agents.

General Information

The prospectus supplement will state:

•	the names of any underwriters, dealers or agents, and the amounts of securities underwritten, purchased or sold by each of them,

•	the terms of the securities offered,

•	the purchase price of the securities and the proceeds we will receive from the sale,

•	any initial public offering price,

•	any discounts or commissions and other items constituting underwriters’ or agents’ compensation, and

•	any discounts or concessions allowed or reallowed or paid to dealers.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions. We may sell the securities to these institutions for delayed delivery at a specified date in the future. At that time, they will pay the public offering price on the terms we describe in the prospectus supplement.

We may agree to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the following documents that we filed with the SEC (SEC file number 1-3198):

•	Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 21, 2019 and

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 2, 2019

We also incorporate by reference all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before we terminate the offering. We are not incorporating by reference any documents or portions of documents that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

Some of these reports, however, are filed on a combined basis with our parent, IDACORP, Inc. Information contained in these reports relating to IDACORP, Inc. is filed by that company on its own behalf and not by us.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of the prospectus shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained in the prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of the prospectus modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of the prospectus after the most recent effective date may modify or replace existing statements contained in the prospectus. Any statement so modified shall not be deemed in its unmodified form to constitute part of the prospectus for purposes of the Securities Act. Any statement so superseded shall not be deemed to constitute part of the prospectus for purposes of the Securities Act.

We will provide to each person, including any beneficial owner, upon request, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain a copy of this information at no cost, by written or oral request to us at the following address:

Shareowner Services

Idaho Power Company

1221 West Idaho Street

Boise, Idaho 83702

Telephone 208-388-2200

You may also access these documents at http://www.idacorpinc.com.

We take responsibility only for information contained or incorporated by reference in this prospectus, the applicable prospectus supplement, and the applicable pricing supplement, if any. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Information about us is also available at our website at http://www.idahopower.com. However, the information on our website is not a part of this prospectus.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC relating to the securities covered by this prospectus. This prospectus does not contain all the information included in the registration statement. You may review a copy of the registration statement on the SEC’s internet site referred to above.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Perkins Coie LLP, Seattle, Washington, and Brian R. Buckham, Senior Vice President and General Counsel of Idaho Power Company, will pass upon the validity of the securities and other legal matters for us. Unless otherwise indicated in the applicable prospectus supplement, Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the securities for any underwriter, dealer or agent. Sullivan & Cromwell LLP or other counsel identified in an applicable prospectus supplement may, for matters governed by the laws of the state of Idaho, rely upon the opinion of Perkins Coie LLP and Mr. Buckham or such other counsel identified in the applicable prospectus supplement. Mr. Buckham owns shares of restricted common stock of IDACORP, Inc., the parent company of Idaho Power Company, acquired under employee benefit plans and participates in various employee benefit plans offered to employees of IDACORP, Inc. and Idaho Power Company.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Idaho Power Company’s Annual Report on Form 10-K, and the effectiveness of Idaho Power Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the periods ended March 31, 2019 and 2018 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Idaho Power Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.